Exhibit 10.1

CONNECTONE BANK
2021 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”) is entered into as of this 7th day of April, 2022 to be deemed effective as of the Effective Date (as defined below) by and between ConnectOne Bank (the “Employer” or the “Bank”), and _______ (the "Executive" or “Participant”).

WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;

WHEREAS, to encourage the Executive to remain an employee of the Employer, the Employer is willing to provide supplemental retirement benefits to the Executive, payable out of the Employer’s general assets; and

WHEREAS, the parties hereto intend that this Plan shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

WHEREAS this Plan is intended to comply with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements of Section 409A.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
DEFINITIONS

Whenever used in this Plan, the following terms have the meanings specified —

1.1 “Accrual Balance” means the liability that should be accrued by the Employer under accounting principles generally accepted in the United States (“GAAP”) for the Employer’s benefit obligation to the Executive under this Plan.

1.2 “Administrator” means the Employer as defined herein.

1.3 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.4 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5 “Board” means the Board of Directors of the Employer.

1.6 “Change in Control” For the purposes of this Plan, the term Change in Control means a change in the ownership or control of ConnectOne Bancorp ( the “Company”) through any one or more of the following (as described in Treasury Regulation § 1.409A-3(i)(5)):

(a) any one person or entity, or more than one person or entity acting as a group, acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than 50% percent of the total fair market value or total voting power of the Company. If any one person or entity, or more than one person or entity acting as a group, is considered to own more than 50% percent of the total fair market value or total voting power of the Company, the acquisition of additional stock by the same person or entity or persons or entities acting as a group does not cause a change in ownership. An increase in the percentage of stock owned by any one person or entity, or persons or entities acting as a group, as a result of a transaction in which the Bank or the Company acquires its stock in exchange for property, is treated as an acquisition of stock;

(b) any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by that person or entity or persons or entities acting as a group) ownership of the stock of the Company stock possessing at least 30% percent of the total voting power of the stock;

(c) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election; or

(d) any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by that person or entity or persons or entities acting as a group) assets from the Bank or the Company that have a total gross fair market value equal to at least 40% of the total gross fair market value of all the Bank’s or Company’s assets immediately prior to the acquisition or acquisitions. Gross fair market value means the value of the assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

In determining whether a Change in Control occurs, the attribution rules of section 318 of the Code apply to determine stock ownership

1.7 “Disability” means the Executive is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer, or (c) is determined to be totally disabled by the Social Security Administration.

1.8 “Effective Date” means October 1, 2021.

1.9 “Early Termination Benefit Percentage” means Executive’s vested percentage in the benefit provided for under Section 2.1 hereof, determined by ratably vesting the benefit over the number of months equal to the difference between Executive’s age on the Effective Date and the Full Vesting Age, and crediting Executive for the number of full or partial months of service completed prior to the Termination of Employment. By way of example, if Executive is 60 years old on the Effective Date and has a Termination of Employment at age 61, Executive’s Early Termination Percentage will be 20% (i.e., 65-60 = a ratable 60 month vesting period, with 12 months of service completed, or 20% of the required vesting), and Executive’s benefit will be 20% of the benefit provided for under Section 2.1 hereof.

1.10 “Existing SERP” means that certain Supplemental Executive Retirement Plan between executive and the Bank dated as of December 10, 2019.

1.11 “Final Salary” means the Executive’s annual base salary, which excludes bonus, incentive compensation and benefits, as of the date of the Termination of Employment.

1.12 “Full Vesting Age” means the attainment of age sixty-five (65).

1.13 “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

1.14 “Plan Administrator” means the plan administrator described in Article 8.

1.15 “Plan Year” means a twelve-month period commencing on January 1, and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on December 31 of the year in which occurs the Effective Date.

1.16 “Regulatory Body” refers to the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the New Jersey Department of Banking and Insurance (“DOBI”), also known as “the agencies”.

1.17 “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Plan, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Plan during the 12 month period that begins on the first day of April following the close of the identification period.

1.18 “Termination for Cause” and “Cause” shall have the same definition specified in any effective severance or employment agreement or plan existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement or plan containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive’s employment because of:

(a) fraud;

(b) embezzlement;

(c) conviction of or plea of nolo contendere by the Executive of any felony;

(d) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations as an employee of the Bank;

(e) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Employer, or any of its affiliates or which has a material adverse impact on the business or reputation of the Employer or any of its affiliates (such determination to be made by the Board in its reasonable judgment);

(f) intentional material damage to the property or business of the Employer;

(g) gross negligence; or

(h) the ineligibility of the Executive to perform Executive’s duties because of a ruling, directive, order, stipulation or other action by any agency of the United States or any state of the United States having regulatory authority over the Employer;

but in each forgoing case only if

(1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion,

(2) such written notice is provided to the Executive a reasonable time (and in any event no less than three business days) before the Board meets to consider any possible termination for cause,

(3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice,

(4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of at least two-thirds of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and

(5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer. The unwillingness of the Executive to accept any or all of a material change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Employer in respect of his position, authority, or responsibility that he reasonably deems to be contrary to the terms of his or her employment , may not be considered by the Board to be a failure to perform or misconduct by the Executive.

1.19 “Termination of Employment” with the Employer means that the Executive shall have ceased to be employed by the Employer for reasons other than death, excepting a leave of absence approved by the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding twenty-four (24) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than twenty-four (24) months). Notwithstanding any other provision hereof, a Termination of Employment shall only be deemed to have occurred if such Termination of Employment would constitute a separation from service as that term is defined and interpreted in Section 409A of the Code and Treasury Regulation §1.409A-1(h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

ARTICLE 2
RETIREMENT BENEFITS

2.1 Normal Retirement Benefit. Upon the Executive’s attainment of Full Vesting Age, the Executive will be eligible to receive his/her full Normal Retirement Benefit.

2.1.1.

Amount of Benefit. The annual Normal Retirement Benefit under this Section 2.1 is an amount equal to (_____ percent (___%) of the Executive’s Final Salary as of the date of the Termination of Employment during the payout period provided for under Section 2.1.2 of the Existing SERP and (ii) ________ percent (____%) of the Executive’s Final Salary as of the date of Termination of Employment thereafter.

2.1.2.

Payment of Benefit. The Employer shall pay the aggregate annual benefit described in Section 2.1.1 to the Executive in equal monthly installments beginning on the first day of the second month of the date the Executive attains age seventy (70) and continuing until Executive’s death, Subject to Article 3 hereof.

2.2 Early Termination Benefit. Upon the Executive’s Termination of Employment prior to the Executive’s attainment of Full Vesting Age, except for Cause or Change in Control,

the Executive shall be eligible to receive the benefit described in this Section 2.2 in lieu of any other benefit under Article 2 of this Plan.

2.2.1.	Amount of Benefit. The benefit amount under this Section 2.2 is the Early Termination Benefit Percentage, calculated as of the date of Termination of Employment.

2.2.2.

Payment of Benefit. The Employer shall pay the Early Termination Benefit to the Executive in monthly installments beginning on the first day of the second month following the date the Executive attains age seventy (70) and continuing until Executive’s death, Subject to Article 3 hereof.

2.3 Change in Control Benefit. Upon the Executive’s Termination of Employment within the two-year period following the effective date of a Change of Control, the Executive shall be eligible to receive the benefit described in this Article 2.3 in lieu of any other benefit under this Plan.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is an amount equal to the Normal Retirement Benefit set forth under Section 2.1 hereof.

2.3.2

Payment of Benefit. The Employer shall pay the Change in Control Benefit to the Executive in equal monthly installments beginning on the first day of the second month following the date the Executive attains age seventy (70) and continuing until Executive’s death, Subject to Article 3 hereof.

2.4 Restriction on Timing of Distributions. Notwithstanding any provision of this Plan to the contrary, benefit distributions to a Specified Employee that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.5 Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Bank has accrued with respect to the Bank’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.6 One Benefit Only. Despite any contrary provision of this Plan, the Executive and Beneficiary are entitled to one benefit only under Article 2 of this Plan, which shall be determined by the first event to occur that is dealt with by Article 2 of this Plan. Subsequent occurrence of events dealt with by this Article 2 shall not entitle the Executive or the Executive’s Beneficiary to other or additional benefits under Article 2.

2.7 Section 280G. Notwithstanding anything contained in the Plan, in the event payments are provided to the Executive conditioned upon the occurrence of a Change in Control under this Plan or in connection with any other agreement or benefit plan of the Employer or the Company to which the Executive is a party or in which he or she participates exceeds 2.99 of the Executive’s Base Amount, as that term is defined under Section 280G of the Code and regulations of the Internal Revenue Service promulgated thereunder, the total compensation to be paid to the Executive under this Plan or any other agreement or plan between Executive and the Employer or the Company and shall be reduced to an amount that is $1.00 less than 2.99 times the Executive’s Base Amount. The Executive shall have the right to determine which benefits to which he would otherwise be entitled under this Plan or any other agreement or plan between Executive and the Employer or the Company shall be reduced.

ARTICLE 3
DEATH BENEFITS

3.1 Death During Active Service. If the Executive dies while employed by the Employer, the Beneficiary shall receive an amount equal to the Accrual Balance of this Plan as of the date of death, assuming that benefits under this Plan are to be paid for fifteen (15) years after Executive’s Termination of Employment, less the death benefit amount payable under the ConnectOne Bank Split Dollar Life Insurance Agreement entered into on December 10, 2019 between the Employer and the Executive. Such death benefit under this Plan shall be payable in a single lump sum as soon as administratively feasible.

3.2 Death After Active Service. If the Executive dies after benefit payments under Article 2 have commenced but before receiving all such payments, or if the Executive is entitled to benefit payments under Article 2 but dies before payments commence, benefits provided for under Article 2 shall be payable to the Executive’s Beneficiary over a period of one hundred and eighty (180) months less the number of months during which benefits had been paid in accordance with the applicable payment provisions of Article 2 hereof prior to such death. Payments shall be made in the same amounts they would have been made to the Executive had the Executive survived.

ARTICLE 4
BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1 Termination for Cause. If the Executive experiences a Termination of Employment which is a Termination for Cause, notwithstanding any provision of this Plan to the contrary, this Plan and the Employer’s obligations under this Plan shall terminate as of the effective date of the Termination for Cause and no benefit payments will be made.

5.3 Removal. Despite any contrary provision of this Plan, if the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e) (4) or (g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) (4) or (g) (1), or comparable New Jersey statutory or regulatory provision, all obligations of the Bank under this Plan shall terminate as of the effective date of the order.

5.4 Default. Despite any contrary provision of this Plan, if the Bank is in “default” or “in danger of default”, as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Plan shall terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Plan shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, at the time the Federal Deposit Insurance Corporation enters into an Plan to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c).

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or beneficiary (a “claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1

Initiation - Written Claim. The claimant initiates a claim by submitting to the Employer a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2

Timing of Employer Response. The Employer shall respond to such claimant within ninety (90) days after receiving the claim. If the Employer determines that special circumstances require additional time for processing the claim, the Employer can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Employer expects to render its decision.

6.1.3

Notice of Decision. If the Employer denies part or all of the claim, the Employer shall notify the claimant in writing of such denial. The Employer shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1	The specific reasons for the denial,

6.1.3.2	A reference to the specific provisions of the Plan on which the denial is based,

6.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Employer denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Employer of the denial, as follows

6.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Employer’s notice of denial, must file with the Employer a written request for review.

6.2.2

Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Employer shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3

Considerations on Review. In considering the review, the Employer shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4

Timing of Employer Response. The Employer shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Employer determines that special circumstances require additional time for processing the claim, the Employer can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Employer expects to render its decision.

6.2.5

Notice of Decision. The Employer shall notify the claimant in writing of its decision on review. The Employer shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1	The specific reasons for the denial,

6.2.5.2	A reference to the specific provisions of the Plan on which the denial is based,

6.2.5.3

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7

MISCELLANEOUS

7.1 Amendments and Termination. Subject to Section 7.13 of this Plan, (a) this Plan may be amended solely by a writing signed by the Employer and by the Executive, and (b) except for termination occurring under Article 5, this Plan may be terminated solely by a writing signed by the Employer and by the Executive.

7.2 Binding Effect. This Plan shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.6 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflict of laws of such state.

7.7 Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.8 Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.9 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.10 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, at ConnectOne Bank, 301 Sylvan Ave, Englewood Cliffs, NJ 07632.

7.11 Entire Plan. This Plan constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Plan other than those specifically set forth herein.

7.12 Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Plan, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of the each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

7.13 Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Employer is entering into this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.13 shall become null and void effective immediately if a Change in Control occurs.

ARTICLE 8
ADMINISTRATION OF PLAN

8.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Participant under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan.

8.2 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4 Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Bank have signed this Plan as of the date first written above.

THE EXECUTIVE:	CONNECTONE BANK

By:

Its:

CONNECTONE BANK
BENEFICIARY DESIGNATION
2021 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

I, ______________ designate the following as beneficiary of any death benefits under this 2021 Supplemental Executive Retirement Plan –

Primary: ___________________________________________________________________________________________________
__________________________________________________________________________________________________________.

Contingent: ________________________________________________________________________________________________
__________________________________________________________________________________________________________.

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust Plan.

I understand that I may change these beneficiary designations by filing a new written designation with the Employer. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:	______________________________

Date:	______________________________, ______

Accepted by the Employer this _______ day of ________________, ______

By:	______________________________

Print Name:	______________________________

Title:	______________________________